UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	October 9, 2007
(Date of earliest event reported)	October 8, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)
Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 8.01	Other Events

On October 8, 2007, we announced that we completed the purchase of an interstate natural gas liquids (NGL) and refined petroleum products pipeline system from a subsidiary of Kinder Morgan Energy Partners, L.P. for approximately $300 million. The transaction was previously announced on July 2, 2007. Financing for this transaction will come from our recently completed notes offering.

The acquired pipeline system extends from Bushton and Conway, Kan., to Chicago, Ill., and transports, stores and delivers a full range of NGL and refined products. These assets directly link our existing Mid-Continent NGL assets to markets in the upper Midwest. The acquisition also represents our first step into the refined petroleum products market, building on our existing core capabilities of transporting, storing and marketing both natural gas and natural gas liquids.

As a result of the completed transaction, we will operate the FERC-regulated NGL pipeline system spanning more than 1,600 miles, with a capacity to transport up to 125,000 barrels per day. The pipeline transports NGL purity products and various refined products, including unleaded gasoline and diesel fuel.

The transaction includes operation of approximately 950,000 barrels of storage capacity - both below-ground caverns and above-ground tanks - and eight NGL terminals. Also included in the purchase is 50 percent ownership of the Heartland Pipeline Company, which consists of three refined products terminals. ConocoPhillips owns the other 50 percent of the Heartland joint venture and is the managing partner.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK Partners, L. P. dated October 8, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	October 9, 2007	By:	/s/ Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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